Exhibit 10.1

Dave Harmon Chief People Officer

Friday, March 15, 2019

Barbara W. Wall
Delivered Electronically

Dear Barbara,

Congratulations on your new interim role as Chief Operating Officer (COO), while retaining your current role as Senior Vice President and Chief Legal Officer!   In this new role, you will manage our day-to-day operations, and the executives currently reporting to the Chief Executive Officer will report directly to you. This letter outlines the details related to your new interim role and related compensation.

INTERIM JOB TITLE:	Senior Vice President, Interim Chief Operating Officer and Chief Legal Officer

CURRENT ANNUAL BASE SALARY:	$539,100, subject to applicable taxes and withholdings

ADDITIONAL COMPENSATION FOR INTERIM COO ROLE[1]:	$20,770 per bi-weekly paycheck, subject to applicable taxes and withholdings (rounded up to the nearest whole dollar), equating to approximately $45,000 per month

REPORTING TO:	Robert J. Dickey, President and Chief Executive Officer

EFFECTIVE DATE:	Upon acceptance of this offer letter
1 Previously-approved compensation, with respect to your position as Senior Vice President and Chief Legal Officer, shall not be modified by the acceptance of this offer.

The additional compensation will be paid to you beginning with the first full payroll cycle following the effective date through the conclusion of the term of your role as interim Chief Operating Officer of the Company, as determined by the Executive Compensation Committee of the Board of Directors.

The Company hereby acknowledges that, at the conclusion of the term of your role as interim Chief Operating Officer of the Company, as long as you are an active employee, you will continue to engage in fulltime employment with the Company in the position of Senior Vice President and Chief Legal Officer, with the responsibilities attendant to such position, including that the General Counsel will continue to report to you.

You and the Company hereby acknowledge that, for purposes of the Company's 2015 Change in Control Severance Plan as in effect from time to time (the "CIC Plan"), whether you have "Good Reason" to terminate your employment shall be determined relative to your duties as Senior Vice President and Chief Legal Officer of the Company without regard to any diminution of your duties that might result from your role as interim Chief Operating Officer of the Company before a Change in Control (within the meaning of the CIC Plan).

Confidentiality: You recognize and acknowledge that certain confidential business and technical information of Gannett Co., Inc., USA TODAY NETWORK, and their affiliates (collectively “Gannett”) that includes, information relating to financial

Mobile: 571.308.5571 Office: 703.854.3457 • dharmon@gannett.com
Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Dave Harmon Chief People Officer

statements, customer identities, potential customers, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins or other proprietary information used by Gannett is a valuable, special and unique asset of Gannett.  You shall not, at any time whether during the term or after the termination of your employment with Gannett Co., Inc., USA TODAY NETWORK, or any of their affiliates, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of Gannett.

We look forward to having you continue with the company, in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of the offer be acceptable, we would appreciate you confirming your agreement by close of business on March 18, 2019. If you have questions, please let me know.

Sincerely,

Dave Harmon
Chief People Officer

Signed:

/s/ Barbara W. Wall	March 18, 2019
Barbara W. Wall	Date

Mobile: 571.308.5571 Office: 703.854.3457 • dharmon@gannett.com
Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107